Exhibit 10.1

Second Amendment to the Executive Change in Control Severance Agreement (as Amended and Restated) effective as of April 28, 2009 (the “Effective Date”) by and between Frontier Oil Corporation (the “Company”) and Michael C. Jennings (the “Executive”)

WITNESSETH:

WHEREAS the Company and the Executive have entered into that certain Executive Change in Control Severance Agreement (as Amended and Restated) as of December 30 , 2008 (the “Prior Agreement”); and

WHEREAS, the parties desire to amend and restate the Prior Agreement as set forth herein,

NOW, THEREFORE, in consideration of the premises and covenants contained herein and in the Prior Agreement, and other good, valuable and binding consideration, the receipt and sufficiency of which are hereby acknowledged, the Prior Agreement is hereby amended as follows:

Paragraph 1.03 is replaced in its entirety with the following:

1.03           Except as provided below, this Agreement automatically shall terminate in the event the Executive ceases for any reason to be an employee of the Company and its affiliates prior to a Change in Control; provided, however, if the Executive’s employment is terminated during the six-month period preceding a “change in control event” (within the meaning of Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treas. Reg. §1.409A-3(i)(5)) that would have occurred during the term of this Agreement but for the termination of this Agreement upon the Executive’s termination of employment, and if his termination would have qualified as a Termination of Employment under paragraph 7.02(a) or paragraph 7.02(b)(ii) (without regard to the 30/60 day periods provided in paragraph 7.02(b)(ii)), then, subject to Section 7.01(c), on, but not later than 30 days following, such change in control event the Company shall pay the Executive a lump sum amount equal to (a) the sum of (i) 6.0 times his annual Base Salary, and (ii) if at the time of his termination of employment the Executive held any equity-based compensation awards that were forfeited upon such termination, the sum of the Fair Market Value of the shares subject to such forfeited awards less the sum of the exercise prices, if any, of such awards minus (b) the amount of any severance payment to the Executive pursuant to an Executive Severance Agreement with respect to such termination of employment.  Solely for the purpose of this paragraph, Fair Market Value shall mean the reported closing price of the common shares of the Company on the effective date of the change in control event.  In addition, any stock options or stock appreciation rights (“SAR”) held by the Executive on the date of the change in control event shall remain exercisable for the remainder of their terms as if the Executive’s employment had not terminated, but in no event later than the earlier of (i) the latest date on which the option or SAR could have expired by its original terms under any circumstances or (ii) the 10th anniversary of the original date of grant of the option or SAR.  To the extent provided by the option plan or the terms of the change in control event agreement, such options and SARs may be terminated earlier.

Paragraph 7.01(a) is replaced in its entirety with the following:

(a) the Company shall pay to the Executive (or his dependents, beneficiaries or estate as the case may be), within 30 days following his Termination of Employment, a lump sum amount equal to (1) 6.0 times his annual Base Salary minus (2) the sum of any Base Salary and annual bonus amounts that have been paid to the Executive for services performed during the Period of Employment,

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective for all purposes as of the Effective Date.

FRONTIER OIL CORPORATION

By:   /s/ James R. Gibbs

Name: James R. Gibbs

Title: Chairman of the Board

EXECUTIVE

                            /s/ Michael C. Jennings
                           Michael C. Jennings